EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of The Warnaco Group, Inc. and subsidaries (the "Company") and management's report on the effectiveness of internal control over financial reporting dated February 27, 2008 (which report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs relating to (1) defined benefit postretirement plan investments whose fair values have been estimated by management in the absence of readily determinable fair values, (2) a change in the method of accounting for income taxes to conform to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB No. 109, (3) a change in the method for accounting for stock based compensation expense to conform to FASB Statement 123(r), Share Based Payment and (4) a change in the method of accounting for its defined benefit pension and other post retirement plans to conform to FASB 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans), appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended December 29, 2007.

/s/ DELOITTE & TOUCHE LLP

New York, New York

May 16, 2008